EXHIBIT 21

                          GENERAL CIGAR HOLDINGS, INC.
                                   Delaware

                                                     State/Jurisdiction
   Subsidiaries (1)                                  of Incorporation
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General Cigar Co., Inc. (2)                          Delaware
387 PAS Corp.                                        New York
Club Macanudo, Inc.                                  New York
Culbro Tobacco, Inc.                                 Delaware
Club Macanudo (Chicago), Inc.                        Illinois

(1) The Company also has several inactive subsidiaries which considered in the aggregate as a single subsidiary would not constitute a significant subsidiary. The Consolidated Financial Statements of the Company include the accounts of all subsidiaries of the Company.

(2) Includes approximately 8 subsidiaries and 4 operating divisions through which it carries on its cigar growing, manufacturing and distribution businesses, and approximately 12 registered assumed or fictitious names used in its business.